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                                                                     EXHIBIT 2.1



                      AGREEMENT AND PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement"), dated as of March 22, 2002, by and among SPACELABS MEDICAL, INC. ("Company"), a Delaware corporation having its principal executive office at 15220 N.E. 40th Street, Redmond, WA 98073-9713, INSTRUMENTARIUM CORPORATION ("Buyer"), a Finnish corporation, having its principal executive office at Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM, and BOXER ACQUISITION CORP. ("Merger Sub"), a Delaware corporation having its principal executive office at Kuortaneenkatu 2, Helsinki, P.O. Box 100, FIN-00031 INSTRUMENTARIUM.

                                   WITNESSETH

        WHEREAS, the parties hereto desire that the Company shall be acquired by Buyer through the merger ("Merger") of Merger Sub with and into the Company, with the Company as the surviving corporation, pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger");

        WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

        1.01 "Closing Date" shall mean the date determined pursuant to Section
4.07 hereof as the date on which the parties hereto shall close the transactions contemplated herein.

        1.02 "Code" shall mean the Internal Revenue Code of 1986, as amended.

        1.03 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

        1.04 "Company Financial Statements" shall mean (a) the audited consolidated balance sheets of the Company as of December 31, 2001, and December 31, 2000, and the related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) for each of the three years ended December 31, 2001, 2000 and 1999, in each case as filed by the Company in SEC Documents and (b) the consolidated balance sheets of the Company and related consolidated statements of income, cash flows and changes in stockholders' equity (including related notes, if any) as filed by Company in SEC Documents with respect to periods ended subsequent to December 31, 2001.

        1.05 "DGCL" shall mean the Delaware General Corporation Law.

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        1.06 "Effective Date" shall mean the date specified pursuant to Section
4.07 hereof as the effective date of the Merger.

        1.07 "Encumbrance" shall mean any lien, claim, mortgage, conditional or installment sales agreement, security interest, pledge, option, easement, right of way, right of first refusal, agreement or limitation on voting rights, charge or any other encumbrance of any nature whatsoever.

        1.08 "Environmental Claim" shall mean any written notice from any Governmental Entity or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern or any materials containing Materials of Environmental Concern.

        1.09 "Environmental Laws" shall mean any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, any administrative or judicial interpretation thereof, or any agreement with any Governmental Entity relating to (a) the pollution, protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), health, safety or natural resources, and/or (b) the manufacture, use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release or disposal of Materials of Environment Concern or materials containing Materials of Environmental Concern. The term Environmental Law includes, without limitation, (x) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 5101, et seq.; the Atomic Energy Act, as amended, 42 U.S.C. Section 2014, et seq.; and all comparable state and local laws, and (y) any common law (including, without limitation, common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Materials of Environmental Concern or any materials containing Materials of Environmental Concern.

        1.10 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        1.11 "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the Company is treated as a "single employer" under Section 414 of the Code.

        1.12 "Governmental Entity" shall mean any United States federal state, county or local or non-United States or supra-national court, tribunal, judicial or arbitral body, administrative agency or commission or other governmental authority or instrumentality.


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        1.13 "Intellectual Property" means (i) patents and patent applications,
(ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets and know-how, manufacturing processes and methods, formulae and technology, and (v) computer software.

        1.14 "Licensed Intellectual Property" means Intellectual Property licensed to the Company or a Company Subsidiary and material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

        1.15 "Material Adverse Effect" shall mean, with respect to the Company or Buyer, as the case may be, any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects (i) has had, has, or could reasonably be expected to have, a material adverse effect on the financial condition, results of operations or business of such party and its subsidiaries taken as a whole or (ii) materially delays, or could reasonably be expected to materially delay, consummation of the Merger or otherwise prevent or materially delay the Company or the Buyer, as the case may be, from performing its obligations under this Reorganization Agreement or the Plan of Merger; provided, however, that Material Adverse Effect shall not be deemed to include (a) the impact of changes in general economic and/or financial market conditions, (b) the impact of changes affecting the medical device industry generally, except those events, circumstances, changes or effects that adversely affect the Company and the Company Subsidiaries to a greater extent than they affect other entities operating in such industry, (c) the impact of changes affecting the clinical information systems industry generally, except those events, circumstances, changes or effects that adversely affect the Company and the Company Subsidiaries to a greater extent than they affect other entities operating in such industry, (d) actions or omissions of a party (or any of its subsidiaries) taken with the prior consent of the other party in contemplation of the transactions contemplated hereby, (e) the fees and expenses of the Company's third party advisors engaged in connection with the transactions contemplated hereby or any filing or other governmental fees related to the transactions contemplated hereby, or (f) the impact of changes resulting from the identity of the Buyer.

        1.16 "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic or hazardous substances, materials or chemicals defined in or regulated under Environmental Laws, including petroleum, petroleum products, crude oil and any fractions thereof, natural gas, synthetic gas and any mixtures thereof, polychlorinated biphenyls, asbestos and radon.

        1.17 "Owned Intellectual Property" means Intellectual Property owned by the Company or a Company Subsidiary and material to the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole.

        1.18 "Previously Disclosed" shall mean disclosed prior to the execution hereof in (a) an SEC Document filed with the SEC subsequent to January 1, 2000 and prior to the date hereof, or (b) the disclosure letter dated of even date herewith (the "Disclosure Letter") from the party making such disclosure and delivered to the other party prior to the execution hereof. Any


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information so disclosed by one party to the other shall be deemed to be disclosed for all purposes hereunder, so long as such disclosure contains sufficient factual detail to render its relevance to such other purpose readily apparent. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Reorganization Agreement.

        1.19 "Proxy Statement" shall mean the proxy statement (or similar document), together with any supplements thereto, sent to the stockholders of the Company to solicit their votes in connection with this Reorganization Agreement and the Plan of Merger.

        1.20 "Rights" shall mean warrants, options, rights, convertible securities and other agreements, arrangements or commitments of any character which obligate an entity to issue or dispose of any of its capital stock or other equity interests, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

        1.21 "Rights Agreement" shall mean the Rights Agreement dated June 26, 1992, as amended, between the Company and First Chicago Trust Company of New York, as Rights Agent.

        1.22 "SEC Documents" shall mean all reports, forms and schedules and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

        1.23 "Securities Act" shall mean the Securities Act of 1933, as amended.

        1.24 "Securities Laws" shall mean the Securities Act; the Securities Exchange Act of 1934, as amended; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

        1.25 "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, imposed by any Governmental Entity.

        1.26 "Tax Return" means any federal, state, local, foreign and other applicable return, declaration, report, claim for refund, information return or similar statement required to be filed by or with a Governmental Entity with respect to any Tax (including any attached schedules) and including any amendments thereof.

        1.27 The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The word "will" shall be construed to have the same meaning and effect as the word "shall." Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other


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document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any entity shall be construed to include the entity's successors and permitted assigns, (iii) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Reorganization Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections or Exhibits shall be construed to refer to Articles, Sections or Exhibits of this Reorganization Agreement, and (v) all references to any statute, ordinance or other law shall mean such statute, ordinance or other law as amended as of the date of this Reorganization Agreement.

                                   ARTICLE 2.
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Buyer as follows:

        2.01 Capital Structure of the Company

        (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, $0.01 par value ("Company Common Stock"), and
(ii) 6,000,000 shares of preferred stock, par value $1.00 per share ("Company Preferred Stock"), 500,000 shares of which have been designated as "Series A Participating Cumulative Preferred Stock" and reserved for issuance upon the exercise of preferred share purchase rights under the Rights Agreement. As of March 21, 2002, (i) 9,764,904 shares of Company Common Stock are issued and outstanding (which number includes all shares of restricted stock), (ii) 1,525,914 shares of Company Common Stock are held in treasury of the Company, and (iii) no shares of Company Preferred Stock are issued and outstanding or held in treasury of the Company.

        (b) As of March 21, 2002, 3,420,948 shares of Company Common Stock were reserved for issuance, of which 2,597,775 shares of Company Common Stock were reserved for issuance upon the exercise of stock options to purchase shares of Company Common Stock (the "Company Options") heretofore granted pursuant to the Company 1993 Non-Officer Employee Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan, as amended, effective November 18, 1993 (the "1993 Plan"), the Company 1992 Option, Stock Appreciation Right, Restricted Stock, Stock Grant and Performance Unit Plan, as amended and restated May 10, 1995 (the "1992 Plan"), the Lifeclinic Holding Corporation 2000 Long-Term Incentive Plan, and any other stock option, stock purchase or restricted stock plan or arrangement (collectively, the "Company Option Plans"). No other shares of Company Common Stock are reserved for issuance. Except as set forth in Section 2.01(a), there are no shares of Company Preferred Stock reserved for issuance. Since December 31, 2001, no shares of Company Common Stock and no shares of Company Preferred Stock have been issued other than pursuant to Rights outstanding as of such date. All outstanding shares of Company Common Stock have been duly issued and are validly outstanding, fully paid and nonassessable.

        (c) The Company does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of the Company, except as


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Previously Disclosed and except for Rights issued pursuant to the Rights
Agreement. None of the shares of the Company's capital stock has been issued in violation of the preemptive rights of any person.

        (d) Except as set forth in Section 2.01(d) of the Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Options, and all outstanding shares of capital stock of each Company Subsidiary have been issued and/or granted in compliance with (i) all applicable Securities Laws and other applicable laws and (ii) all requirements set forth in applicable contracts.

        2.02 Organization, Standing and Authority of the Company

        The Company is a duly organized corporation, validly existing and in good standing under the laws of Delaware and has full corporate power and authority to carry on its business as it is now conducted and is duly licensed or qualified to do business, and is in good standing, in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company. The Company has heretofore delivered to Buyer true and complete copies of the Certificate of Incorporation ("Articles") and Bylaws ("Bylaws") of the Company as in effect at the date hereof. The Company is not in violation of any of the provisions of its articles/certificate of incorporation or bylaws, except as Previously Disclosed. The Company Subsidiaries are not in violation of any of their respective articles/certificate of incorporation or bylaws, which violations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company.

        2.03 Ownership of Company Subsidiaries; Capital Structure of Company Subsidiaries

        (a) Section 2.03(a) of the Disclosure Letter contains a true and complete list of all corporations, partnerships, joint ventures and other associations or entities of which the Company owns, directly or indirectly, fifty percent (50%) or more of the outstanding capital stock, voting securities or other equity interests (collectively, the "Company Subsidiaries" and, individually, a "Company Subsidiary"), together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock, voting interests or other equity interests held by the Company in each such Company Subsidiary. The outstanding shares of capital stock of each Company Subsidiary that is a corporation and the outstanding equity interests of each Company Subsidiary that is not a corporation are duly authorized, validly issued and outstanding, fully paid and nonassessable and, except as Previously Disclosed, all such shares and equity interests are directly or indirectly owned by Company free and clear of all Encumbrances. Except as Previously Disclosed, no Company Subsidiary has or is bound by any Rights, which are authorized, issued or outstanding with respect to the capital stock of any Company Subsidiary, and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of the Company to dispose of said shares and there are no agreements, understandings or commitments with any person that is not an affiliate of the Company or an officer, director, employee or agent of the Company or a


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Company Subsidiary relating to the right of the Company to vote said shares.
None of the shares of capital stock of any Company Subsidiary has been issued in violation of the preemptive rights of any person. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of any capital stock of any Company Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

        (b) Section 2.03(b) of the Disclosure Letter lists any and all corporations, partnerships, joint ventures or other business associations or entities of which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than fifty percent (50%) (collectively, the "Investments"). Except as Previously Disclosed, the Company or the Company Subsidiary, as the case may be, owns all Investments free and clear of all Encumbrances. There are no outstanding contractual obligations of the Company or any Company Subsidiary permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, or provide any guarantee with respect to, any Investment.

        2.04 Organization, Standing and Authority of Company Subsidiaries

        Each Company Subsidiary is a duly organized corporation or limited liability company, validly existing and in good standing under applicable laws. Each Company Subsidiary (a) has full power and authority to carry on its business as it is now conducted, and (b) is duly licensed or qualified to do business, and is in good standing, in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be so licensed or qualified would have a Material Adverse Effect on the Company.

        2.05 Authorized and Effective Agreement

        (a) The Company has all requisite corporate power and authority to execute and deliver this Reorganization Agreement and the Plan of Merger and to perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company, except that, with respect to the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only stockholder vote required to approve the Plan of Merger pursuant to the Delaware General Corporation Law and the Company's Articles and Bylaws. The Board of Directors of the Company has directed that this Reorganization Agreement and the Plan of Merger be submitted to the Company's stockholders for approval at a special meeting to be held as soon as practicable.

        (b) This Reorganization Agreement and the Plan of Merger each have been duly and validly executed and delivered by the Company and, assuming the accuracy of the representation contained in Section 3.02(b) hereof, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, subject, as to


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enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        2.06 Consents and Approvals; No Violation

        (a) Except as set forth in Section 2.06 of the Disclosure Letter, the execution and delivery of this Reorganization Agreement and the Plan of Merger by the Company do not, and the performance of the obligations contained in this Reorganization Agreement and the Plan of Merger by the Company will not, (i) conflict with, violate or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of the Company or any Company Subsidiary; (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or the passage of time or both, would become a default) under, or give rise to any right of termination, amendment, cancellation, payment or acceleration with respect to, or result in the creation of any Encumbrance upon any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, lease, permit, franchise, license, agreement or other instrument or obligation; or (iii) conflict with or violate any United States or non-United States law, ordinance, code, judgment, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on the Company.

        (b) Except as contemplated by this Agreement, as Previously Disclosed, as may be required in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or as may be required under similar foreign or supranational competition laws, no consent, approval, permit or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other person, is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby, other than consents, approvals, authorizations, declarations, notices, filings or registrations that if not obtained or made would not have a Material Adverse Effect on the Company.

        2.07 SEC Documents

        The Company has filed all SEC Documents required to be filed by it under the Securities Law. The SEC Documents (i) were prepared in accordance with the requirements of the Securities Laws, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is required to file any form, report, schedule or other document with the SEC.


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

        2.08 Financial Statements; Books and Records

        The Company Financial Statements were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position, results of operation, changes in stockholders' equity and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein. The books and records of the Company and each Company Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of the Company and the Company Subsidiaries each contain records which are accurate in all material respects of all corporate actions of such entity's stockholders and Board of Directors (including committees of its Board of Directors).

        2.09 Material Adverse Change

        Except as Previously Disclosed, since December 31, 2001, (a) the Company has and the Company Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice (excluding the incurrence of expenses in connection with this Reorganization Agreement and the transactions contemplated hereby), and (b) no event has occurred or circumstance arisen that, individually or in the aggregate, has had a Material Adverse Effect on Company.

        2.10 Absence of Undisclosed Liabilities

        Except as Previously Disclosed, neither the Company nor any Company Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), that is material to the Company on a consolidated basis, or that, when combined with all similar liabilities, would be material to the Company on a consolidated basis, except as and to the extent disclosed in the Company Financial Statements, and except for liabilities incurred in the ordinary course of business consistent with past practice subsequent to December 31, 2001.

        2.11 Properties

        All real and personal property owned by the Company or any Company Subsidiary or presently used by any of them in its respective business is in good working condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Except as Previously Disclosed, the Company and the Company Subsidiaries have good and marketable title free and clear of all Encumbrances to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of the Company and the Company Subsidiaries taken as a whole, and which are reflected on the Company Financial Statements, as of December 31, 2001, or acquired after such date, except (a) liens for current taxes not yet due and payable, (b) such imperfections of title, easements and encumbrances, if any, as are not, individually or in the aggregate, material in character, amount or extent, and (c) dispositions and encumbrances for adequate consideration in the ordinary course of business consistent with past practice. Except as Previously Disclosed, all real and personal property which is material to the business of the Company and the Company Subsidiaries taken as a whole, and which is leased or licensed by the Company or a Company Subsidiary is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms (including all amendments and modifications thereto); such leases and licenses will not terminate or lapse prior to the Effective Date; and there exists no default by the Company or any Company Subsidiary under any such lease or license, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as would not have a Material Adverse Effect on the Company. Except as Previously Disclosed, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the real property, and improvements thereon, owned or leased by the Company or any Company Subsidiary other than those that would not have a Material Adverse Effect on the Company.

        2.12 Tax Matters

        Except as Previously Disclosed:

        (a) Each of the Company and the Company Subsidiaries has timely filed (or there has been filed on its behalf) all Tax Returns required to have been filed by each of them under applicable law, except where the failure to file such Tax Returns would not, in the aggregate, have a Material Adverse Effect on the Company. All such filed Tax Returns are complete and accurate in all material respects. All Taxes shown to be due on such filed Tax returns have been timely paid or adequate reserves have been established for the payment of such Taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on the Company.

        (b) The Company and the Company Subsidiaries have withheld or collected and paid over to the appropriate governmental authorities (or are properly holding for such payment) all Taxes required by law to be withheld or collected, except for amounts that would not, in the aggregate, have a Material Adverse Effect on the Company.

        (c) There are no ongoing audits, examinations or other administrative or court proceedings of any Tax Returns of the Company or the Company Subsidiaries, and none of the Company or the Company Subsidiaries has received written notification from any taxing authority that any such audit, examination or proceeding is contemplated or pending. None of the Company or any Company Subsidiary is delinquent in the payment of any material Taxes, and none of them has requested any extension of time within which to file any Tax Returns which have not since been filed. No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company or any Company Subsidiary which have not been settled and paid. There are currently no agreements or waivers in effect with respect to the Company or any Company Subsidiary to extend the period of limitations for the assessment or collection of any Tax.

        (d) There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries other than for Taxes not yet due and payable. Neither the Company nor any of the Company Subsidiaries (i) has filed a consent to the application of Section 341(f) of the Code; (ii) is a party to any Tax sharing, allocation or indemnification agreement or arrangement other than an agreement exclusively among the Company and the Company Subsidiaries; (iii) is a party to any agreement or arrangement that would result, separately or in the aggregate, in the actual or deemed payment by the Company or any of the Company Subsidiaries of any "excess parachute payments" within the meaning of
Section 280G of the Code (without regard to Section 280G(b)(4)); and (iv) has been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than the affiliated group of which the Company is the common parent) or has any liability for the Taxes of any person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law). No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or the Company Subsidiaries.

        2.13 Employee Benefit Plans

        (a) Section 2.13(a) of the Disclosure Letter lists all material employee benefit plans (as defined in Section 3(3) of ERISA), stock option plans, stock purchase plans, restricted stock plans, supplemental retirement plans and severance pension or profit-sharing plans that are intended to be tax-qualified, deferred compensation, incentive, bonus or insurance contracts and other material employee benefit plans and all material employment, termination, severance or other contracts or arrangements maintained by the Company or any Company Subsidiary for the benefit of employees or former employees of the Company or any Company Subsidiary (the "Company Plans"), and the Company has made available to Buyer true and complete copies of all such Company Plans. The Company has made available to Buyer true and complete copies of (i) the most recent actuarial and financial reports, if any, prepared by or on behalf of any Company or any Company Subsidiary with respect to the Company Plans; (ii) the most recent annual reports, if any, filed by or on behalf of any Company or any Company Subsidiary with any government agency with respect to the Company Plans; and (iii) the most recent determination letter, if any, for each Company Plan that is intended to be tax-qualified. Each of the Company Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including, but not limited to, ERISA and the Code, except to the extent that any failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except as Previously Disclosed, no material action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and no fact or event exists that could reasonably be expected to give rise to any such action, claim or proceeding.

        (b) No liability under Title IV of ERISA has been incurred by the Company or by any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring a liability under such Title other than liability for the payment of PBGC premiums, which have been or will be paid when due.

        (c) None of the Company Plans is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

        (d) A favorable determination letter has been issued by the Internal Revenue Service with respect to each Company Plan that is intended to be a tax-qualified plan to the effect that such Company Plan is qualified under
Section 401 of the Code, and no such letter has been revoked by the Internal Revenue Service. Except as Previously Disclosed, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter which could reasonably be expected to adversely affect the qualified status of any such Company Plan.

        (e) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any Company Plan which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the Code that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

        (f) Except as would not have a Material Adverse Effect on the Company, all contributions, premiums or payments required to have been made prior to the date hereof with respect to any Company Plan have been made. No Company Plan had an accumulated funding deficiency (within the meaning of section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Company Plan.

        (g) Except as set forth in Section 2.13(g) of the Disclosure Letter, no Company Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service, other than (i) coverage mandated by applicable law; (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA; (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the ERISA Affiliates; or (iv) benefits, the full cost of which is borne by the current or former employee (or his beneficiary).

        (h) Except as set forth in Section 2.13(h) of the Disclosure Letter, none of the Company Plans would, as a result of this Agreement or the transactions contemplated hereby, (i) result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code, (ii) materially increase any benefits payable under any Company Plan, (iii) result in the acceleration of vesting under any Company Plan, or (iv) result in any material payment becoming due under any Company Plan.

        (i) Except as set forth in Section 2.13(i) of the Disclosure Letter neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company. As of the date of this Agreement, there is no charge or complaint against the

Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or threatened in writing.

        (j) With respect to each Company Plan that is not subject to United States Law (a "Foreign Benefit Plan"), to the knowledge of the Company:

                (i) all material employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made or, if applicable, accrued in accordance with normal accounting practices;

                (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is not materially less than the amount necessary to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all Foreign Benefit Plans and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be materially less than such benefit obligations; and

                (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

        2.14 Certain Contracts

        (a) Except as Previously Disclosed, neither the Company nor any Company Subsidiary is a party to, or is bound by,

                (i) any "material contract" as defined in Item 601(b)(10) of Regulation S-K under the Securities Laws;

                (ii) any written contracts or agreements pursuant to which the Company paid any third party vendor in excess of $1,000,000 during the twelve-month period prior to February 24, 2002;

                (iii) any agreement, indenture or other instrument relating to the borrowing of money by the Company or any Company Subsidiary of an amount exceeding $250,000 or any guarantee by the Company or any Company Subsidiary of any such obligation, or any guarantee by the Company or any Company Subsidiary of any other indebtedness other than a guarantee of the indebtedness of the Company or another Company Subsidiary;

                (iv) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or executive officer;

                (v) any contract, agreement or understanding with a labor union, in each case whether written or oral;

                (vi) any contract, agreement or understanding with any current or former officer, director or employee of the Company or any Company Subsidiary relating to the provision of benefits (other than the Company Plans);

                (vii) any contract or agreement that limits, or purports to limit, in a manner material to the Company or any Company Subsidiary, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

                (viii) any contract, arrangement or agreement that results in any person or entity that is not an affiliate, officer or director, employee or agent of the Company or any Company Subsidiary holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

                (ix) any contract, arrangement or agreement that results in an affiliate, officer or director, employee or agent of the Company or any Company Subsidiary holding an irrevocable power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses; or

                (x) any contract or agreement that restricts the use by the Company or any Company Subsidiary of any Owned Intellectual Property or the Licensed Intellectual Property (other than, in the case of the Licensed Intellectual Property, the contract, license or other agreement granting the Company or any Company Subsidiary the right to use such Licensed Intellectual Property).

Any and all contracts, agreements and arrangements listed in Section 2.14 of the Disclosure Letter and all other contracts, arrangements and agreements, whether or not made in the ordinary course of business, which are material to the Company and the Company Subsidiaries taken as a whole or the absence of which would have a Material Adverse Effect on the Company, are collectively referred to herein as the "Material Contracts."

        (b) Except as Previously Disclosed in Section 2.14(b) of the Disclosure Letter, (i) each Material Contract is a legal, valid and binding agreement, and neither the Company nor any Company Subsidiary is in any material respect in breach or violation, or default under, any Material Contract, and no Material Contract has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract; (iii) the Company and the Company Subsidiaries are not in receipt of any claim of default under any Material Contract; and (iv) neither the execution of this Reorganization Agreement and the Plan of Merger nor the consummation of the transactions contemplated hereby or thereby shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has furnished or made available to Buyer true and complete copies of all Material Contracts, including any amendments thereto.

        (c) The Company has heretofore furnished to Buyer complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC which are currently in effect.

        2.15 Environmental Matters

        Except as Previously Disclosed:

        (a) The Company and the Company Subsidiaries are in compliance with all Environmental Laws, except for any violations of any Environmental Law which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All past non-compliance with Environmental Laws has been resolved without any pending, on-going or future obligation, cost or liability which would, individually or in the aggregate, have a Material Adverse Effect on the Company. Neither the Company nor any Company Subsidiary has received any communication alleging that the Company or a Company Subsidiary is not in such compliance and, to the Company's knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance, including with respect to any off-site disposal location presently or formerly used by the Company or any Company Subsidiary or any of its predecessors, or with respect to any previously owned or operated facilities.

        (b) None of the properties owned, leased or operated by the Company or a Company Subsidiary has been or is in violation of or liable under any Environmental Law, except any violations or liabilities which would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the properties owned, leased or operated by the Company or any Company Subsidiary is listed or proposed for listing, or adjoins any other property that is listed or proposed for listing, on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any analogous federal, state or local list.

        (c) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Law against the Company or a Company Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or a Company Subsidiary has or may have retained or assumed either contractually or by operation of law, except such which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        (d) Section 2.15(d) of the Disclosure Letter lists all material environmental assessments or audit reports or other similar environmental studies or analyses relating to any properties owned, leased or operated by the Company or any Company Subsidiary, and the Company has made available true and correct copies of all such reports, studies, and analyses to the Buyer.

        2.16 Legal Proceedings

        Except as Previously Disclosed, there is no litigation, claim, action, suit, investigation or proceeding (an "Action") instituted, pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary or against any property, asset, interest or right of the Company or any Company Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on the Company. There are no Actions instituted, pending or, to the knowledge of the Company, threatened which present a claim to
(a) materially delay, restrain or prohibit, the Merger and/or the transactions contemplated herein or (b) impose any liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on the Company. Except as Previously Disclosed, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Entity that would have a Material Adverse Effect on the Company.

        2.17 Permits; Compliance with Laws

        Except as Previously Disclosed, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or as is contemplated to be conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on the Company. As of the date of this Agreement, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not have a Material Adverse Effect on the Company. Except as Previously Disclosed, neither the Company nor any Company Subsidiary is in conflict with, or in default under, breach or violation of, (a) any law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        2.18 Intellectual Property

        (a) Section 2.18 of the Disclosure Letter sets forth a true and complete list of all patents, patent applications, registered trademarks, trademark applications, registered copyrights and applications for copyright registrations, and domain names included in the (i) Owned Intellectual Property or (ii) Licensed Intellectual Property.

        (b) The Company and each Company Subsidiary owns or has the right to use, and after consummation of the transactions contemplated in this Reorganization Agreement will own or have the right to use, free and clear of any material outstanding decrees, orders, injunctions, judgments or claims by any third party, all Owned Intellectual Property and all Licensed Intellectual Property, and, to the knowledge of the Company, such Owned Intellectual Property and Licensed Intellectual Property are valid and enforceable. The Owned Intellectual Property and the Licensed Intellectual Property include all of the material Intellectual Property used in the ordinary day-to-day conduct of the business of the Company and the Company Subsidiaries.

        (c) Neither the Company nor any Company Subsidiary is, or will be, as a result of the execution, delivery or performance of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby and thereby, materially infringing or otherwise in material violation of any third-party Intellectual Property rights.

        (d) Except as Previously Disclosed, no claims contesting the validity, enforceability, ownership or right to use, sell, license or dispose of (i) any Owned Intellectual Property rights or (ii) any Licensed Intellectual Property are currently pending or, to the knowledge of the Company, have been threatened or asserted against the Company or any Company Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such unfavorable outcome was rendered, would have a Material Adverse Affect on the Company.

        (e) Except as Previously Disclosed, the Company has not received any written claim (i) to the effect that the making, using, selling, offering for sale or licensing of any product or services now made, used, sold, offered for sale or licensed by the Company or any Company Subsidiary, infringes any Intellectual Property of any third party; (ii) against the use by the Company or any Company Subsidiary of any Intellectual Property used in the business of the Company or any Company Subsidiary as currently conducted or as proposed to be conducted; (iii) challenging the ownership, validity or enforceability of any of the Company's or any Company Subsidiary's rights with respect to the Owned Intellectual Property; or (iv) challenging the Company's or any Company Subsidiary's license to use any Licensed Intellectual Property.

        (f) Except as Previously Disclosed, the Company has not received any written claim to the effect that the operation of the business of the Company or any Company Subsidiary as currently conducted and the use of the Owned Intellectual Property and the Licensed Intellectual Property in connection therewith, infringes the Intellectual Property or other proprietary rights of any third party, and no actions or claims are pending or, to the knowledge of the Company after due inquiry, there are no actions or claims threatened against the Company or any Company Subsidiary alleging any of the foregoing as to which there is a reasonable probability of an unfavorable outcome and which, if such unfavorable outcome was rendered, would have a Material Adverse Effect on the Company. To the knowledge of the Company, no third-party is engaging in any activity that materially infringes or otherwise violates the Owned Intellectual Property or the Licensed Intellectual Property.

        2.19 Brokers and Finders

        Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred or will incur any liability for any fees or commissions in connection with the transactions contemplated herein or in the Plan of Merger, except for the Company's retention of Gerard Klauer Mattison &

Co., Inc. ("GKM") to perform certain financial advisory services. The Company has heretofore furnished to Buyer a complete and current copy of all agreements between the Company or any Company Subsidiary and GKM pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

        2.20 Insurance

        (a) Section 2.20 of the Disclosure Letter sets forth a complete list of the insurance coverage currently maintained by the Company and the Company Subsidiaries. All material insurable risks of the Company and the Company Subsidiaries in respect of the businesses of each are covered by such insurance policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and the Company Subsidiaries are engaged. Neither the Company nor any Company Subsidiary has received any notice of a material premium increase or cancellation with respect to any such insurance policies or bonds, and within the last three years, neither the Company nor any Company Subsidiary has been refused any insurance coverage sought or applied for or made any material reduction in the scope or amount of its insurance coverage, and the Company has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any loss experience of the Company or any Company Subsidiary.

        (b) Except as Previously Disclosed, with respect to each such insurance policy maintained by the Company or any Company Subsidiary: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

        2.21 Anti-takeover Provisions; Rights Agreement

        (a) The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action (including the approval of the Board of Directors of the Company) necessary to render the provisions of Section 203 of the DGCL inapplicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby. To the knowledge of the Company, no other state takeover statute or similar charter or bylaw provisions are applicable to the Merger, this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby.

        (b) The Company has irrevocably and validly amended, and the Board of Directors of the Company has taken all necessary action to irrevocably amend, the Rights Agreement so that (a) none of the execution or delivery of this Reorganization Agreement or the Plan of Merger or the consummation of the transactions contemplated hereby or thereby will result in (i) the occurrence of any of the events described in Section 11 of the Rights Agreement or (ii) the Rights (as defined in the Rights Agreement) becoming evidenced by, and transferable pursuant to, certificates separate from the certificates representing shares, and (b) at the Effective Time, the Company Common Stock will be converted into the consideration provided in the Plan of Merger and all Rights (as defined in the Rights Agreement) attached thereto shall simultaneously be extinguished.

        2.22 Board Approval; Vote Required

        (a) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Reorganization Agreement and the Plan of Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Reorganization Agreement and the Plan of Merger and declared their advisability, and (iii) recommended that the stockholders of the Company approve and adopt this Reorganization Agreement and the Plan of Merger and directed that this Reorganization Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting.

        (b) The only vote of the holders of any class or series of capital stock of the Company necessary to approve this Reorganization Agreement, the Plan of Merger and the transactions contemplated hereby and thereby is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger.

        2.23 Opinion of Financial Advisor

        The Company has received the written opinion of GKM, dated the date of this Reorganization Agreement, to the effect that, as of the date of this Reorganization Agreement, the Merger Consideration is fair, from a financial point of view, to the Company's stockholders, a copy of which opinion will be delivered to Buyer promptly after the date of this Reorganization Agreement.

        2.24 The Microsoft Lease

        Upon the effectiveness of the Merger, the Lease Agreement dated as of September 12, 2001 between Spacelabs Medical, Inc., a California corporation, and Microsoft Corporation, a Washington corporation ("Microsoft") (the "Lease"), will remain valid and in full force and effect. The consummation of the transactions contemplated by this Agreement and the Plan of Merger will not give Microsoft any right to terminate the Lease or to otherwise impair the rights of the tenant thereunder.

                                   ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES
                             OF BUYER AND MERGER SUB

        Buyer and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

        3.01 Organization, Standing and Authority of Buyer and Merger Sub

        Each of Buyer and Merger Sub is a duly organized corporation, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to carry on its business as now conducted.

        3.02 Authorized and Effective Agreement

        (a) Each of Buyer and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer and Merger Sub.

        (b) This Reorganization Agreement and the Plan of Merger each have been duly and validly executed and delivered by Buyer and Merger Sub and, assuming the accuracy of the representation contained in Section 2.05(b) hereof, constitute legal, valid and binding obligations of Buyer and Merger Sub, in each case enforceable against it in accordance with their respective terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        3.03 Consents and Approvals; No Violation

        (a) Neither the execution and delivery of this Reorganization Agreement and the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by Buyer or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of Buyer or Merger Sub; (ii) constitute or result in a breach of any term, condition or provision of, or constitute a default under, or pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation; or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or Merger Sub, except (in the case of clauses
(ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Buyer.

        (b) Except as Previously Disclosed, or in connection, or in compliance, with the provisions of the HSR Act, or as may be required under similar foreign or supranational competition laws, no consent, approval, permit or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other person, is required to be made or obtained by Buyer or Merger Sub in connection with the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby other than consents, approvals, permits declarations, notices, filings or registrations that if not obtained or made would not have a Material Adverse Effect on Buyer.

        3.04 Legal Proceedings

        There are no actions, suits or proceedings instituted, pending or, to the knowledge of Buyer, threatened against Buyer or Merger Sub which present a claim to restrain or prohibit the transactions contemplated hereby.

        3.05 Brokers and Finders

        Neither Buyer nor any subsidiary of Buyer, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for Buyer's retention of Credit Suisse First Boston Corporation to perform certain financial advisory services.

        3.06 Financial Resources

        Buyer has available to it sufficient financial resources to fulfill its obligations hereunder.

        3.07 Operations of Merger Sub

        Merger Sub is an indirect, wholly-owned subsidiary of Buyer, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

                                   ARTICLE 4.
                                    COVENANTS

        4.01 Stockholders' Meeting

        The Company shall submit this Reorganization Agreement and the Plan of Merger to its stockholders for approval at a special meeting to be held as soon as practicable after the date hereof (the "Company Stockholders' Meeting"). The Company shall postpone its annual meeting of stockholders until a date after the Company Stockholders' Meeting. Subject to the proviso in Section 4.02(b), the Board of Directors of the Company shall recommend at the Company Stockholders' Meeting that the stockholders vote in favor of such approval. Further, the Company shall solicit from its stockholders proxies in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders.

        4.02 Proxy Statement

        (a) As promptly as practicable after the date hereof, Buyer and the Company shall cooperate in the preparation filing with the SEC of a proxy statement to be mailed to the stockholders of the Company in connection with the Company Stockholder's Meeting (the "Proxy Statement"). No amendment or supplement to the Proxy Statement will be made by Buyer or the Company without the approval of the other party (such approval not to be unreasonably withheld or delayed).

        (b) None of the Board of Directors of the Company or any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Buyer or Merger Sub, the approval or recommendation by the Board of Directors of the Company or any committee thereof of this Reorganization Agreement or the Plan of Merger and the Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company in favor of approval and adoption of this Reorganization Agreement and the Plan of Merger; provided, however, that the Board of Directors of the Company may, at any time prior to the approval by the stockholders of this Reorganization Agreement and the Plan of Merger, withdraw or modify any such recommendation to the extent that the Board of Directors of the Company determines, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that the failure to so withdraw or modify its recommendation could cause the Board of Directors of the Company to breach its fiduciary duties to the stockholders of the Company under applicable law.

        (c) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Stockholders' Meeting and (iii) the Effective Date, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Date, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Buyer. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated by this Reorganization Agreement and the Plan of Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Laws.

        4.03 Efforts to Close

        Buyer, Merger Sub and the Company shall each use commercially reasonable efforts in good faith, and each of them shall cause its subsidiaries to use commercially reasonable efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Section 4.02 above; and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (A) making promptly its respective filings, and thereafter making any other required submissions, under the HSR Act, (B) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, and (C) obtaining all necessary Permits, waivers, consents, authorizations, qualifications, orders and approvals from any Governmental Entity. Using its commercially reasonable efforts in good faith, no party hereto shall take or fail to take, or cause or permit its subsidiaries to take or fail to take, or permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, or that would materially delay such completion. In case, at any time after the Effective Date, any further action is necessary or desirable to carry out the purposes of this Reorganization Agreement or the Plan of Merger, the proper officers and directors of each party to this Reorganization Agreement shall use their reasonable best efforts to take all such action.

        4.04 Investigation and Confidentiality

        The Company will keep Buyer advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. Buyer may make or cause to be made such investigation of the financial and legal condition of the Company and the Company Subsidiaries as Buyer reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger; provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. The Company agrees to (and shall cause the Company Subsidiaries and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives to): (i) provide to Buyer (and Buyer's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, "Representatives") access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the Company or the Company Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Buyer such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the company and the Company Subsidiaries as Buyer or its Representatives may reasonably request. Buyer may communicate with and have access to the officers and employees of the Company and the Company Subsidiaries for purposes of negotiating and entering into retention agreements with any officer or employee of the Company or any Company Subsidiary. No investigation pursuant to this Section 4.04 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's subsidiaries or representatives pursuant to this Section 4.04 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated December 14, 2001, between Gerard Klauer Mattison & Co., Inc. (on behalf of the Company) and Buyer (the "Confidentiality Agreement").

        4.05 Press Releases

        The Company and Buyer shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or the rules of the Helsinki Stock Exchange or Nasdaq.

        4.06 Covenants of the Company

        (a) Prior to the Closing Date, and, except as Previously Disclosed or otherwise provided for by this Reorganization Agreement, the Plan of Merger, or consented to or approved in writing by Buyer, the Company agrees that it shall, and shall cause each of the Company Subsidiaries to, conduct the businesses of the Company and the Company Subsidiaries only in the ordinary course of business and in a manner consistent with past practice, and to use its reasonable best efforts to preserve intact the business organization of the Company and the Company Subsidiaries, their respective properties, business and relationships with customers, suppliers, employees and other persons.

        (b) By way of amplification and not limitation, except with the prior written consent of Buyer (which shall not be unreasonably withheld or delayed) and except as Previously Disclosed or expressly contemplated or permitted by this Reorganization Agreement or the Plan of Merger, neither the Company nor any Company Subsidiary shall, between the date of this Reorganization Agreement and the Effective Date, directly or indirectly, do, or propose to do, any of the following:

                (i) except as Previously Disclosed, carry on its business other than in the ordinary course and in manner consistent with past practice;

                (ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

                (iii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary or (ii) any assets of the Company or any Company Subsidiary, except in the ordinary course of business and in a manner consistent with past practice; (iv) except as Previously Disclosed, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice;

                (v) issue, grant or authorize any Rights or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, combine, split, subdivide, reclassify, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                (vi) amend its articles or certificate of incorporation or bylaws;

                (vii) merge with any other corporation or permit any other corporation to merge into it or consolidate with any other corporation; acquire control over any other corporation or organization or create any subsidiary;

                (viii) liquidate or sell or dispose of any material assets, including, without limitation, any Company Subsidiary or any business segment or division or any product line, or acquire any material assets;

                (ix) except as contemplated by the Company's current capital budget, authorize, or make any commitment with respect to, any capital expenditures in excess of $1,000,000 in the aggregate;

                (x) except as Previously Disclosed or as contemplated by Section 4.06(c), enter into any contract or agreement other than in the ordinary course of business and consistent with past practice;

                (xi) except as Previously Disclosed, increase the rate of compensation payable or to become payable to, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees other than increases in the ordinary course of business in a manner consistent with past practice in salaries or wages of employees who are not directors or officers, enter into or modify any employment or severance contracts with, or grant any severance or termination pay to, any of its present or former directors, officers or employees; or enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

                (xii) change its methods of accounting in effect at December 31, 2001, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or materially change any of its methods of reporting income and deductions for United States federal income Tax purposes from those employed in the preparation if its United States federal income Tax Returns for the year ended December 31, 2001, except as required by law;

                (xiii) directly or indirectly solicit, initiate or encourage, or take any other action to facilitate, or authorize or permit any of its officers, directors, employees, subsidiaries or agents to directly or indirectly solicit, initiate or encourage, or take any other action to facilitate, any inquiries relating to, or the making of any proposal or offer which constitutes or may reasonably be expected to lead to, a "takeover proposal" as defined below), or, except to the extent that the Board of Directors of the Company determines, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that the failure to do so could cause the Board of Directors of the Company to breach its fiduciary duties to the stockholders of the Company under applicable law, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that the Company may communicate information about any such takeover proposal to its stockholders if, in the judgment of the Company's Board of Directors, based upon advice of outside counsel, such communication is required under applicable law. The Company will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. The Company will notify Buyer immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, the Company, and the Company will promptly inform Buyer in writing of all of the relevant details with respect to the foregoing. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a takeover proposal. The Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. As used in this Reorganization Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Company Subsidiary other than the transactions contemplated or permitted by this Reorganization Agreement and the Plan of Merger;

                (xiv) make any material Tax election or settle or compromise any material Tax liability;

                (xv) except as Previously Disclosed, pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of individual claims, liabilities or obligations for less than $100,000 and $500,000 in the aggregate;

                (xvi) except as Previously Disclosed, amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Company Subsidiary's rights thereunder, other than in the ordinary course of business consistent with past practice;

                (xvii) except as Previously Disclosed, commence or settle any litigation, claim, action, suit or proceeding;

                (xviii) except as contemplated by Section 4.06(c), enter into or renew any lease of real property or, except in the ordinary course of business consistent with past practice, enter into any material contract, agreement or arrangement relating to Intellectual Property;

                (xix) enter into any contract or agreement of employment with any person to be the chief executive officer or to hold any other office of the Company, Spacelabs Medical, Inc., a California corporation, or Spacelabs Burdick, Inc. or to hold any executive office of any foreign Company Subsidiary;

                (xx) enter into any contract or agreement containing a non-competition clause or similar provision; or

                (xxi) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

        (c) (i) During the four week period following the date hereof (the "Planning Period"), Buyer and Company agree that each shall cooperate with the other in good faith to develop a facilities plan for the Company that takes into account both (x) the Company's facilities needs as a stand-alone entity if the transactions contemplated hereby are not consummated and (y) the Buyer's plans if the transactions contemplated hereby are consummated. In particular, during the Planning Period Buyer and Company shall cooperate in good faith with respect to (i) the selection of office and/or manufacturing space necessitated by the expiration of the Lease, and (ii) the negotiation and execution of a lease for such space (the "Replacement Lease").

                (ii) If at the end of the Planning Period (a) the Company and the Buyer have not mutually agreed to a Replacement Lease; (b) the Company has proposed a Replacement Lease consistent with Section 4.06(c)(ii) of the Disclosure Letter (the "Company Proposed Lease"); (c) the Buyer does not consent to the Company's execution of the Company Proposed Lease; and (d) this Agreement is terminated following the Planning Period, then Buyer shall indemnify the Company and any Company Subsidiaries for any losses, claims, damages, liabilities, costs, and expenses incurred by the Company or any Company Subsidiary that the Company would not have incurred if the Company had entered into the Company Proposed Lease. Notwithstanding the foregoing, Buyer shall not have any obligation under this Section 4.06(c)(ii) (x) if the Company terminates the Agreement pursuant to Section 6.01(f), (y) if the Buyer terminates the Agreement pursuant to Section 6.01(b)(i) because the Company has willfully breached its covenants and agreements under the Agreement or, (z) if the Buyer terminates this Agreement pursuant to
        Section 6.01(g). If the Agreement is terminated pursuant to Section 6.01(d) under circumstances that would entitle the Buyer to the Fee (as defined herein) pursuant to Section 7.01(b)(ii) if a takeover proposal were consummated by the Company, Buyer shall not be required to provide any indemnity under this Section 4.06(c)(ii) until such time as Buyer is not entitled to receive such Fee pursuant to Section 7.01(b)(ii). If Buyer becomes entitled to the Fee pursuant to Section 7.01(b)(ii) Buyer shall have no indemnity obligation under this Section 4.06(c)(ii).

        4.07 Closing; Articles of Merger

        The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, NY 10022, on the first business day following satisfaction of the conditions to consummation of the Merger set forth in ARTICLE 5 hereof (other than such conditions relating to the receipt of officers' certificates). In connection with such Closing, Buyer and the Company shall execute a certificate of merger and shall cause such certificate of merger to be delivered to the Delaware Secretary of State in accordance with Section 251 of the

DGCL. The Merger shall be effective at the time and on the date specified in such articles of merger (the "Effective Date").

        4.08 Company Employees; Directors and Management; Indemnification

        (a) Buyer hereby agrees that, for a period of six months immediately following the Effective Date, it shall, or shall cause the Surviving Corporation and its subsidiaries to, maintain all Company Plans in effect as of the Effective Date other than the Company Option Plans for the benefit of employees of the Surviving Corporation and shall honor, and shall cause the Surviving Corporation and its subsidiaries to honor, in accordance with their terms and without any material reduction in benefits, such Company Plans.

        (b) Except with respect to Company Plans, employees of the Surviving Corporation shall receive credit for purposes of eligibility to participate, vesting and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by the Buyer, the Surviving Corporation or any of their respective subsidiaries for service accrued or deemed accrued prior to the Effective Date with the Company or any Company Subsidiary. With respect to the Company Plans, all service prior to the Effective Date credited under such Company Plans for all purposes shall remain credited for all such purposes on and after the Effective Date.

        (c) Buyer shall cause the Surviving Corporation to honor all the obligations under the Company Plans and all employment and severance agreements to which the Company or any of its affiliates is party as of the Closing Date, including, without limitation, those agreements listed in Schedule 4.08(c) attached hereto. Buyer acknowledges that approval by the stockholders of the Company of this Reorganization Agreement and Plan of Merger will constitute a "Change of Control" within the meaning of the Company Plans listed in Section 4.08(c) of the Disclosure Letter.

        (d) From and after the Effective Date, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of the Company or any Company Subsidiary (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of the Company, any of the Company Subsidiaries or any of their respective predecessors; or (ii) this Reorganization Agreement, the Plan of Merger, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them; provided, however, that (1) the Surviving Corporation shall have the right to assume the defense thereof and upon such assumption the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and the Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,
(2) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (3) the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. The Surviving Corporation's obligations under this Section 4.08(d) continue in full force and effect for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim. Buyer hereby fully and unconditionally guarantees the payment obligations of the Surviving Corporation contained in this Section 4.08(d).

        (e) Buyer agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Company and the Company Subsidiaries (the "Covered Parties") as provided in their respective articles or certificate of incorporation, charter or bylaws as in effect as of the date of this Reorganization Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six (6) years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, that nothing contained in this Section 4.08(e) shall be deemed to preclude the liquidation, consolidation or merger of the Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

        (f) Buyer, from and after the Effective Date, shall use its commercially reasonable efforts to cause the persons who served as directors or officers of the Company and the Company Subsidiaries on or before the Effective Date to be covered by the Company's or respective Company Subsidiary's existing directors' and officers' liability insurance policy (provided, that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less favorable than such policy) (the "Insurance Policy"); provided, however, that (i) in no event shall the Surviving Corporation be required to expend pursuant to this Section 4.08(f) more than $1,920,000 for such insurance (the "Insurance Amount"), (ii) the Surviving Corporation shall use its reasonable best efforts to use the Insurance Amount to obtain the Insurance Policy commencing on the Effective Date and keep such policy in effect until the earlier of (x) the entire Insurance Amount is spent or (y) the sixth anniversary of the Effective Date; provided that if the Surviving Corporation is unable to obtain or maintain the Insurance Policy, the Surviving Corporation shall use the Insurance Amount to obtain an alternate insurance policy with as much coverage as is commercially obtainable. The Company represents and warrants that the current annual premiums paid by the Company for such insurance is approximately $320,000.

        (g) In the event Buyer or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer assume the obligations set forth in this section.

        (h) The provisions of Sections 4.09(d), (e), (f) and (g) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

                                   ARTICLE 5.
                              CONDITIONS PRECEDENT

        5.01 Conditions Precedent -- Buyer, Merger Sub and the Company

        The respective obligations of the parties to effect the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions at or prior to the Closing Date:

        (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby (including the requisite affirmative vote of a majority of the stockholders of the Company in accordance with the DGCL and the Company's certificate of incorporation and bylaws) shall have been duly and validly taken.

        (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement and the Plan of Merger, all notice periods and waiting periods (including those required under the HSR Act and any extensions thereof) required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied.

        (c) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

        5.02 Conditions Precedent - the Company

        The obligations of the Company to effect the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Closing Date:

        (a) The representations and warranties of Buyer and Merger Sub set forth in ARTICLE 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as consented to in writing by Company; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Buyer;

        (b) Buyer and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with by it on or prior to the Closing Date; and

        (c) Buyer shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chairman, President, or Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied.

        5.03 Conditions Precedent -- Buyer and Merger Sub

        The respective obligations of Buyer and Merger Sub to effect the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions at or prior to the Closing Date:

        (a) The representations and warranties of the Company set forth in
ARTICLE 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as consented to in writing by Buyer; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect; and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on the Company;

        (b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with by it prior to the Closing Date;

        (c) The Company shall have delivered to Buyer and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this Section have been satisfied;

        (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which the Company or any Company Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Reorganization Agreement or the Plan of Merger, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers would not have a Material Adverse Effect on the Company.

                                   ARTICLE 6.
                        TERMINATION, WAIVER AND AMENDMENT

        6.01 Termination

        This Reorganization Agreement and the Plan of Merger may be terminated, at any time before the Effective Date, notwithstanding any approval or adoption of this Reorganization Agreement and the Plan of Merger by the stockholders of the Company as follows:

        (a) by the mutual consent in writing of the parties hereto;

        (b) by Buyer in writing, if the Company has, or by the Company in writing, if Buyer or Merger Sub has, in any respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger; or (ii) any representation or warranty contained herein (or any representation or warranty contained herein shall have become untrue), and in either case such that the conditions set forth in Section 5.02(a) and (b) or Section 5.03(a) and (b), as the case may be, would not be satisfied; provided, however, that, if such breach is curable, the non-breaching party may not terminate this Reorganization Agreement and the Plan of Merger under this Section 6.01(b) for so long as the breaching party continues to exercise its best efforts to cure such breach, unless such breach shall not have been cured within thirty (30) days after the date on which written notice of such breach is given to the party committing such breach.

        (c) by any party hereto in writing, if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

        (d) by any party hereto in writing, if the stockholders of the Company do not approve the transactions contemplated herein at the special meeting duly called for that purpose or if such meeting is adjourned until a date later than August 31, 2002;

        (e) by any party hereto in writing, if the Closing Date shall not have occurred by the close of business on August 31, 2002, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein;

        (f) by the Company, upon the execution by the Company of a definitive agreement relating to a takeover proposal (as defined in Section 4.06(b)(xiii)); provided, that (i) the Company shall have complied with its obligations under
Section 4.06(b)(xiii) hereof; (ii) the Board of Directors of the Company shall have determined, in its good faith judgment after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties to the stockholders of the Company under applicable law; (iii) the Company shall have fully negotiated the terms of such takeover proposal and provided to Buyer in writing the identity of the person making, and the final terms and conditions of, such takeover proposal; and (iv) Buyer shall not have made, by the end of the third business day after Buyer's receipt of the final terms and conditions of such takeover proposal, a substantially similar or superior proposal to such takeover proposal; provided further, that any termination of this Reorganization Agreement pursuant to this
Section 6.01(f) shall not be effective until the Company has made full payment of all amounts provided under Section 7.01; or

        (g) by Buyer, if: (i) the Board of Directors of the Company withdraws, modifies or changes its recommendation of this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby or thereby in a manner adverse to Buyer or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a takeover proposal or shall have resolved to do so or shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any takeover proposal; (iii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger; (iv) the Board of Directors of the Company fails to reaffirm its recommendation in favor of the approval and adoption of this Reorganization Agreement and the Plan of Merger within five business days after Buyer requests in writing that such recommendation be reaffirmed; (v) through the fault (whether by commission or omission) of the Company, the Company Stockholders' Meeting to approve the Plan of Merger shall not have been called prior to June 30, 2002; (vi) the Company shall have intentionally breached its obligations under Section 4.06(b)(xiii); or (vii) a tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company is commenced, and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders); it being understood that the fact that the Company or any of the other persons described in Section 4.06(xiii) has taken any of the actions set forth in Section 4.06(xiii) in compliance with the terms of Section 4.06(xiii), together with a statement that the Board of Directors of the Company continues to recommend the Merger and this Agreement, shall not be considered to be a withdrawal, adverse modification or adverse amendment in any material respect of such approval or recommendation or a failure to reconfirm its recommendation of this Agreement.

        6.02 Effect of Termination

        In the event this Reorganization Agreement and the Plan of Merger are terminated pursuant to Section 6.01 hereof, this Reorganization Agreement and the Plan of Merger shall become void and have no effect and there shall be no liability under the Reorganization

Agreement or the Plan of Merger, except that (a) the provisions relating to confidentiality and expenses set forth in Sections 4.04 and 7.01 hereof, respectively, shall survive any such termination, (b) the provisions relating to the Replacement Lease set forth in Section 4.06(c) shall survive any such termination, and (c) a termination pursuant to Section 6.01(b)(i) shall not relieve the breaching party from liability for an uncured willful breach of any representation, warranty, covenant or agreement contained in this Reorganization Agreement.

        6.03 Survival of Representations, Warranties and Covenants

        All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date; provided, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive Buyer, Merger Sub or the Company (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any stockholder or former stockholder of either Buyer or the Company, the aforesaid representations, warranties and covenants being material inducements to the consummation by Buyer, Merger Sub and the Company of the transactions contemplated herein.

        6.04 Waiver

        Except with respect to any required stockholder or regulatory approval, Buyer and the Company, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of the Company) extend the time for the performance of any of the obligations or other acts of the Company, on the one hand, or Buyer, on the other hand, and may waive (a) any inaccuracies of such parties in the representations or warranties contained in this Reorganization Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (b) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger, or (c) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the stockholders of the Company shall change the consideration to be paid for each share of Company Common Stock pursuant to the Merger.

        6.05 Amendment or Supplement

        This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.04 hereof; provided, however, that, after the approval and adoption of this Agreement and the Plan of Merger by the stockholders of the Company, no amendment may be made to this Agreement or the Plan of Merger that would reduce the amount or change the type of the consideration into which each share of common stock of the Company shall be converted upon consummation of the Merger.

                                   ARTICLE 7.
                                  MISCELLANEOUS

        7.01 Fees and Expenses

        (a) Each party hereto shall bear and pay all Expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement and the Plan of Merger, whether or not consummated. "Expenses", as used in this Reorganization Agreement, shall include all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Reorganization Agreement and the Plan of Merger, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Merger and the other transactions contemplated by this Reorganization Agreement and the Plan of Merger.

        (b) The Company agrees that:

                (i) if Buyer or the Company shall terminate this Agreement pursuant to Section 6.01(d), then the Company shall pay to Buyer promptly the amount of Buyer's Expenses;

                (ii) if (A) Buyer or the Company shall terminate this Reorganization Agreement pursuant to Section 6.01(d), (B) but prior to the time of such failure to so approve this Reorganization Agreement and the Plan of Merger, or prior to the time such meeting is so adjourned, a takeover proposal shall have been publicly announced with respect to the Company, and (C) the transaction contemplated by the takeover proposal is either (x) consummated within 12 months after the date of such termination or (y) an agreement with respect to such takeover proposal is executed within 12 months after the date of such termination and such takeover proposal is consummated within 18 months after the date of such termination, then the Company shall pay to Buyer on the date such transaction is consummated a fee of $5,600,000 (the "Fee"), which amount shall be payable in immediately available funds;

                (iii) if Buyer shall terminate this Agreement pursuant to
        Section 6.01(g), then the Company shall pay to Buyer promptly (but in any event no later than one business day after the first of such events shall have occurred) the Fee, which amount shall be payable in immediately available funds, plus the amount of Buyer's Expenses; and

                (iv) if Company shall terminate this Agreement pursuant to
        Section 6.01(f), then the Company shall pay to Buyer promptly (but in any event no later than one business day after the first of such events shall have occurred) the Fee, which amount shall be payable in immediately available funds, plus the amount of Buyer's Expenses.

        (c) The Company acknowledges that the agreements contained in this
Section 7.01 are an integral part of the transactions contemplated by this Reorganization Agreement. In the event that the Company shall fail to pay the Fee or any Expenses when due, the term "Expenses" shall be deemed to include the costs and expenses actually incurred or accrued by Buyer (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.01, together with interest on such unpaid Fee and Expenses, commencing on the date that the Fee or such Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank's prime rate plus 1.00 %. Payment of the fees and expenses described in this Section
7.01 shall not be in lieu of any damages incurred in the event of willful or intentional breach of this Reorganization Agreement.

        7.02 Entire Agreement

        This Reorganization Agreement and the Plan of Merger contain the entire agreement among the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreement. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors and permitted assigns. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities.

        7.03 No Assignment

        No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person, except that Buyer and Merger Sub may assign all or any of their rights and obligations hereunder to any affiliate of Buyer, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

        7.04 Notices

        All notices, requests, claims, demands or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.04):

        If to Company:

               Spacelabs Medical, Inc.
               15220 N.E. 40th Street
               Redmond, WA 98073-9713
               Attn: Carl A. Lombardi
               Tele. No.: (425) 882-3715
               Fax No.: (425) 883-7091

        With a required copy to:

               Arnold & Porter
               555 Twelfth Street, N.W.
               Washington, D.C. 20004
               Attention: Steven Kaplan, Esq.
               Tele. No.: (202) 942-5998
               Fax No.: (202) 942-5999

        If to Buyer or Merger Sub:

               Instrumentarium Corporation
               Kuortaneenkatu 2, Helsinki
               P.O. Box 100, FIN-00031 INSTRUMENTARIUM
               Attention: Olli Riikkala, President and CEO
               Tele. No.: 011-358-10-394-11
               Fax No.:  011-358-10-394-3505

        With a required copy to:

               Instrumentarium Corporation
               Kuortaneenkatu 2, Helsinki
               P.O. Box 100, FIN-00031 INSTRUMENTARIUM
               Attention: Ritva Sotamaa, Legal Affairs
               Tele. No.: 011-358-10-394-11
               Fax No.: 011-358-10-394-2060

               and

               John A. Marzulli, Jr.
               Shearman & Sterling
               599 Lexington Avenue
               New York, NY 10022
               Tele. No.: 212-848-8590
               Fax No.: 212-848-7179

        7.05 Captions

        The captions contained in this Reorganization Agreement are for reference purposes only and are not part of and shall not affect the meaning or interpretation of this Reorganization Agreement.

        7.06 Counterparts

        This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        7.07 Severability

        If any term or other provision of this Reorganization Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Reorganization Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Reorganization Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        7.08 Specific Performance

        The parties hereto agree that irreparable damage would occur in the event any provision of this Reorganization Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        7.09 Governing Law

        This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and entirely to be performed within such jurisdiction. All actions and proceedings arising out of or relating to this Reorganization Agreement and the Plan of Merger shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Reorganization Agreement or the Plan of Merger brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Reorganization Agreement or the Plan of Merger may not be enforced in or by any of the above-named courts.

        7.10 Waiver of Jury Trial

        Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Reorganization Agreement, the Plan of Merger or the transactions contemplated hereby or thereby. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Reorganization Agreement and the Plan of Merger, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.10.

        7.11 Disclaimer of Warranties

        EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, EACH PARTY HERETO DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. NO PARTY MAKES ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND ANY IMPLIED WARRANTIES WHATSOEVER. Each party acknowledges that no other party nor any of its representatives or any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts or summaries heretofore made available by one party or its representatives to any other party or any other information which is not included in this Agreement or the documents referred to herein, and no party nor any of its representatives or any other person will have or be subject to any liability to another party or any other person resulting from the distribution of any such information to, or use of any such information. No party makes any representations or warranties with respect to any estimates, projections, forecasts or forward-looking information provided to another party. There is no assurance that any estimated, projected or forecasted results will be achieved. It is understood that any cost estimates, forecasts, projections or other predictions contained or referred to in any materials that have been or shall hereafter be provided to a party are not and shall not be deemed to be representations or warranties by the party providing such information. Each party acknowledges that (i) there are uncertainties inherent in attempting to make such estimates, projections and other predictions; (ii) it is familiar with such uncertainties; (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other predictions so furnished to it; and (iv) it shall have no claim against any other party or any of its officers, directors, or agents with respect thereto.

        [Remainder of page left intentionally blank; signatures appear on the following page.]

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

INSTRUMENTARIUM CORPORATION



By  /s/ Olli Riikkala
   ---------------------------
    Olli Riikkala
    Chief Executive Officer


BOXER ACQUISITION CORP.



By  /s/ Richard Atkin
   ---------------------------
    Richard Atkin
    President


SPACELABS MEDICAL, INC.



By   /s/ Carl A. Lombardi
   ---------------------------
    Carl A. Lombardi
    President and Chief Executive Officer